AS  FILED  WITH  THE  SECURITIES AND  EXCHANGE  COMMISSION  ON FEBRUARY 10, 2000

                                                      REGISTRATION NO. 333-95021



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                            LAKOTA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)



       COLORADO                                               58-2230297
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                             Identification No.)


                       4828 Loop Central Drive, Suite 150
                                Houston, TX 77081
          (Address of Principal Executive Offices, Including Zip Code)
                              ____________________

                      Agreement and General Mutual Releases
                            Legal Services Agreements
                              Consulting Agreements
                            (Full Title of the Plan)
                              ____________________

                                  Majed Jalali
                             Chief Executive Officer
                       4828 Loop Central Drive, Suite 150
                                Houston, TX 77081
                                 (713) 592-0371
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

                             Brian A. Lebrecht, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                         Newport Beach, California 92660
                                 (949) 719-1977

                              CALCULATION OF REGISTRATION FEE





Title of Securities      Amount to be   Proposed Maximum              Proposed Maximum           Amount of
to be Registered         Registered     Offering Price per Share(1)   Aggregate Offering Price   Registration Fee
-----------------------  -------------  ----------------------------  -------------------------  -----------------

Common Stock,                7,880,000           $0.70                   $5,516,000                $1,456.23
par value $0.001(2)

TOTAL REGISTRATION FEE                                                                             $1,456.23

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).
(2) Represents shares of Common Stock issued to legal counsel, consultants, and departing employees of the Company. Please refer to the Selling Shareholders section of this document.

                                EXPLANATORY NOTE

Lakota Technologies, Inc("Lakota") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, par value $0.001 per share, issued to certain selling shareholders. Under cover of this Form S-8 is a Reoffer Prospectus Lakota prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 7,880,000 shares of common stock acquired by the selling shareholders.

                                     PART I

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

Lakota  will  send or give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). Lakota does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

                             LAKOTA TECHNOLOGY, INC.
                       4828 LOOP CENTRAL DRIVE, SUITE 150
                              HOUSTON, TEXAS 77081
                                 (713) 592-0371

                        7,880,000 SHARES OF COMMON STOCK


The shares of common stock, $0.001 par value per share, of Lakota Technologies, Inc. ("Lakota"or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares in exchange for employment services that the Selling Shareholders provided to Lakota.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. Lakota will not receive proceeds from any of the sale the Shares. Lakota is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Lakota's  common  stock  is  currently  traded  on  the  NASDAQ Over-the-Counter
Bulletin  Board  under  the  symbol  "LAKO."

                           ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 16.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                                February 10, 2000

                                TABLE OF CONTENTS


Where  You  Can  Find  More  Information . . . . . . . . . . . .         2
Incorporated  Documents . . . . . . . . . . . . . . . . . . . .          2
The  Company . . . . . . . . . . . . . . . . . . . . . . . . . .         3
Risk  Factors   . . . . . . . . . . . . . . . . . . . . . . . .         16
Use  of  Proceeds . . . . . . . . . . . . . . . . . . . . . . .         18
Selling  Shareholders . . . . . . . . . . . . . . . . . . . . .         19
Plan  of  Distribution . . . . . . . . . . . . . . . . . . . . .        19
Legal  Matters . . . . . . . . . . . . . . . . . . . . . . . . .        20
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . ..        20
                            ________________________


You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

Lakota is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows Lakota to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

Lakota's Report on Form 8-K, dated January 18, 2000, and Form S-8, dated January 19, 2000, are incorporated herein by reference. The Form 10-SB of AGM, Inc., filed with the Commission on October 26, 1999 is incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at Lakota's executive offices, located at 4828 Loop Central Drive, Suite 150, Houston, Texas 77081. Lakota's telephone number is
(713) 592-0371. The Company's corporate Web site address is http://www.lakotatech.com.


     THE  COMPANY

COMPANY  OVERVIEW

     We are a holding company which, through the operations of our three wholly-owned subsidiaries, is engaged in two very distinct business sectors. The first, which we have been involved in since early 1997, is oil and gas exploration and operations. Our subsidiary, Lakota Oil and Gas, Inc.'s, strategy is to invest with joint partners in oil and gas exploration projects that already underway. The target joint partners are larger, well-financed entities that have access to greater pools of resources which we believe will result in enhanced success rates. This strategy emphasizes a balanced, risk-spreading approach to create what we believe to be the maximum return on investment.

     We are also involved in the rapidly growing high technology Internet sector. We recently completed two acquisitions which provided our means of entry into this exciting arena. Our subsidiary, 2-Infinity.com, Inc., provides low-cost, high-speed, dedicated Internet access, focusing on the hotel and multiple residential markets. Our subsidiary, AirNexus, Inc., is a retail provider of commercial voice and data services with an emphasis on wireless, or ethernet, networks. 2-Infinity and AirNexus gave us the opportunity to diversify from our traditional oil and gas business into the exciting world of high technology and the Internet.

     We  maintain  an  Internet  website  at  http://www.lakotatech.com.
                                              --------------------------

ORGANIZATIONAL  HISTORY

     On November 14, 1995, our founders formed Lakota Energy, Inc. in the State of Colorado for the purpose of engaging in oil and gas exploration and operations. On November 6, 1996, Lakota Energy, Inc. was merged with and into another Colorado corporation named Chancellor Trading Group, Inc. Chancellor was a publicly traded corporation which was incorporated on July 14, 1995 and had no significant operations prior to their merger with us. Immediately following the merger, the shareholders of Chancellor voted to change its name to Lakota Energy, Inc.

     Immediately prior to the acquisition, Chancellor had 1,801,000 shares of common stock outstanding. As part of the merger, and in exchange for all of the outstanding common stock of Lakota Energy, Inc., Chancellor issued 9,187,500 shares to the shareholders of Lakota Energy, Inc. and an additional 118,000 shares were issued to third parties who assisted in closing the transaction. Therefore, on November 6, 1996, immediately following the acquisition transaction, we had 11,106,500 shares of common stock outstanding, and no shares of preferred stock outstanding.

     On January 18, 2000, we entered into an agreement with the majority shareholders of AGM, Inc., a Nevada corporation, pursuant to which we issued up to 2,200,000 of our newly-issued shares of common stock to acquire up to 100% of AGM. AGM was a reporting company with the Securities and Exchange Commission. As part of the acquisition, we elected to have successor issuer status under rule 12g-3 of the Securities Exchange Act of 1934, which makes us a reporting company.

     On January 27, 2000, the directors of AirNexus and 2Infinity agreed to a merger of AirNexus with and into 2Infinity. Said merger will be effective when a certificate of merger, or substantially similar document, is filed with the Texas secretary of state. Although the merger is expected to result in a reduced amount of overhead expenses, it is not expected to have a material effect on operations.

     Our common stock is currently traded on the OTC bulletin board under the symbol "LAKO."

LAKOTA  OIL  AND  GAS,  INC.

     On June 9, 1999, we incorporated a Texas corporation named Lakota Oil and Gas, Inc., which is our wholly-owned subsidiary. Subsequently, on June 14, 1999, we transferred our interest in two oil exploration projects, which constituted all of our oil-and-gas-related assets at the time, to Lakota Oil. The purpose of the transactions was to organize our oil and gas related business into one operating subsidiary, separate and distinct from our other operating subsidiaries, in order to more accurately reflect our diversified operations.

     The strategic plan of Lakota Oil is to participate in projects that have been developed by other successful, well financed companies. The specific areas of interest to Lakota Oil are Texas and Louisiana. We are adopting the philosophy of several highly successful companies, both private and public, that do not have large or expensive exploration and operating staffs. These companies utilize the capital they would normally pay in salaries and benefits to participate in a greater number of sound drilling prospects. We have found, through experience, that it is more advantageous to use outside consultants who have worked in a confined geologic area that are familiar with the nuances of the prospect's geological province. These consultants are located through existing contacts and relationships of our management, and more specifically John Hayes, and are typically paid an hourly fee at the going market rate for their services. Each drilling project has a central operating company or entity that is responsible for contracting with, hiring, and compensating consultants, as well as sub-contractors, on the project.

     This plan will allow us to operate and finance the growth of Lakota Oil through cash flow and optional debt financing.

     Currently, we are parties to agreements with, among others, Cummins and Walker Oil Company, York Resources, and other large private investors. Our partners have the necessary technical, engineering, data acquisition and land procurement resources already in place, making an affiliation with them attractive.

     Our investment in the South Halter Island Prospect, located in St. Mary and Tennebonne Parishes, Louisiana, in which we are under contract with Panaco, Inc., York Resources, Inc., Janivo Realty, Inc., and Carson Energy, Inc., entitled us to a 7.5% working interest with a 75% net revenue interest in the specific oil well. Our initial investment into the project was $24,000, plus an additional $163,748, which represented our share of the operating expenses. On July 27, 1999, the decision was made to plug and abandon the well.

     Our investment in the Union Central Life Insurance Co. Well No. 1, located in Colorado County, Texas, in which we are under contract with Everest Minerals Corporation and Cummins & Walker Oil Company, Inc., entitled us to a 20% working interest with a 75% net revenue interest in the specific oil well. Our initial investment into the project was $57,225, plus an additional $36,649, which represented our share of the operating expenses. Development of this well is currently ongoing.

     Our investment in the well known as the VUA: Bernard #1, located in Lafayette Parish, Louisiana, entitles us to a 100% working interest with a 73.74% net revenue interest in the specific oil well. Our initial investment in this project was $35,000, plus an additional $55,112, which represented our shares of the operating and work-over expenses. Currently, the well is awaiting further downhole work.

     Our investment in the Glass Mountain Prospect, located in Pecos County, Texas, in which we own the land leases solely, entitles us to a 100% working interest with a 81.25% net revenue interest in the 1,159 acres in this lease. Our initial investment in the project was 414,375 shares of Lakota Energy, Inc. preferred stock, which has since been retired.

     In  general,  we  are  seeking  projects  with  the  following  criteria:

-     2D  and  3D  seismic  interpretation
-     Analog  production  data
-     Reasonable  lease  terms
-     Infrastructure  must  be  in  place  and  accessible
- Risked economic model must fit the following profile: pay out less than one year, minimum of 3:1 PV10 return on investment
- Prospect must have multi-pay potential with minimum of 10 BCF, or billion cubic feet, potential

     Once we have screened projects using the above criteria, we generally acquire an interest in the project ranging from 5% to 20%, depending on its cost and our available capital. Although we have no specific goal for the number of investments during the next 12 months, we do intend to continue to seek investments which we believe are consistent with our business plan.

     Lakota  Oil  currently  has  one  employee,  its  president  John  Hayes.

     It is the intention of our Board of Directors to spin-off Lakota Oil or enter into a transaction for the sale of substantially all of its assets. We have not entered into negotiations with any specific buyer for these transactions.

     We own an 99.9% interest in another Texas corporation, West Bolt Energy, Inc., which previously owned and operated a small number of oil and gas properties. West Bolt Energy, Inc. is not engaged in any significant operations and has not been for several years, and does not represent a measurable percentage of the assets or revenues of Lakota.

2-INFINITY.COM,  INC.

     On May 28, 1999, we acquired all of the outstanding stock of 2-Infinity.com, Inc., a Texas corporation. As consideration for the acquisition, we issued 3,000,000 shares of our common stock to Majed Jalali, the sole shareholder of 2-Infinity. In addition, Mr. Jalali is entitled to receive up to an additional 6,000,000 shares of our common stock if 2-Infinity reaches gross revenue goals ranging from $1,000,000 to $4,650,000. As part of the acquisition, 2-Infinity entered into a three year employment agreement with Majed Jalali, president of 2-Infinity. Our management located and negotiated the transaction, and as a result there were no finders or brokers' fees.

     The acquisition of 2-Infinity triggered the beginning of our changed business focus into the high technology and Internet markets. 2-Infinity offers high-speed, dedicated Internet access, focusing initially on the Houston, Texas residential area during the next 12 months, and with plans to expand world-wide in the near future. Currently, 2-Infinity has approximately 5 customers.

Tut  Systems,  Inc.

     2-Infinity has entered into a Value Added ReSeller Agreement with Tut Systems, Inc., which gives them the non-exclusive right to sell Tut's products. Under the terms of the VAR Agreement, 2-Infinity has the right to purchase Tut's products at prices according to regularly published price lists from Tuts and re-sell them to their customers. 2-Infinity is obligation to purchase a minimum of $1,000,000 in products per year. There are no limits on the re-sale prices 2-Infinity can charge on the products. The agreement is automatically renewed for successive one year terms, but can be terminated by either party on 90 days notice.

     Tut's is in the business of delivering plug-and-play network solutions for local loop, enterprise, and residential environments. Tut's products deliver high-speed data over normal telephone wires using their FastCopper (tm) technology. Tut's products are easy to install and use, providing customers with a dedicated connection 24 hours a day, while still allowing full use of the telephone line for voice use. More importantly, Tut's products require no additional wiring or modifications to the telephone lines. Through the VAR Agreement, 2-Infinity can offer its clients Tut's-enhanced Internet access at a very reasonable price.

     2-Infinity management will market the Tut's products through existing contacts and personal introductions, and is seeking to enter into agreements with the owners and managers of multi dwelling units, such as apartment complexes, hotels, high rise apartment buildings, and residential developers to become the Internet service provider for the entire developments.

     At the present time, given 2-Infinity's exclusive focus on the Houston area, there are no direct competitors. However, there are many competitors offering traditional dial-up Internet service, both in the Houston area and worldwide. In addition to traditional dial-up Internet access, many other companies are offering alternative forms of Internet access, such as through cable and wireless via satellite. There can be no assurance that 2-Infinity's current method of technology will be accepted on a widespread basis, nor can there be any assurance that it will be able to compete with larger, well-financed competitors within their marketplace.

     2-Infinity offers its products in two different packages. The first option allows the subscriber to rent equipment monthly on a low cost-per-unit basis. The second option allows the subscriber to purchase the equipment. In either case, in addition to the rental or purchase of the equipment, subscribers will pay a monthly subscription fee expected to be approximately $50.00 per subscriber. In addition to the basic Internet access, subscribers will receive a value-added package including:

-     A  guarantee  of  over  1Mbps  dedicated  access  for  each  resident
- Creation and maintenance of a web site for each specific complex, property, or community
-     Community  pages  and  chat  rooms
-     Technical  support
-     On-site  hardware  support
-     Software  updates
-     Complete  billing  services
-     Multimedia  and  videoconferencing  capabilities  and  assistance
-     Advertising  and  merchandising  support
-     Static  IP  addresses
-     Multiple  email  accounts
-     Internet  training  programs

     2-Infinity currently has 10 employees, all of which are located at their offices at 4828 Loop Central Drive, Suite 150, Houston, Texas 77081.

AIRNEXUS,  INC.

     On June 8, 1999, we acquired all of the outstanding stock of Voice Design, Inc., a Texas corporation which later changed its name to AirNexus, Inc. As consideration for the acquisition, we issued an aggregate of 3,000,000 shares of our common stock to Patrick Cody Morgan, Candice Morgan, and Charles H. Downey, Jr. We also paid the cash sum of $60,000. In addition, Mr. Morgan is entitled to receive up to an additional 3,000,000 shares of our common stock if net revenue goals ranging from $32,400 to $762,400 per year are met. As part of the acquisition, AirNexus entered into three year employment agreements with each of Patrick Cody Morgan and Charles H. Downey, their chief executive officer and president, respectively. Our management located and negotiated the transaction, and as a result there were no finders or brokers' fees.

     The acquisition of AirNexus furthered our changed business plan to enter the high technology and Internet markets. AirNexus is a Houston based provider of business telephone and voice mail systems. As part of these services, AirNexus is a reseller of equipment manufactured by third parties such as 3Com, Panasonic, ESI, Vodavi, Maisoft, and Cortelco.

Strategic  Alliances

     AirNexus has developed a relationship with 3COM Corporation to deliver their new NBX 100 product to the Houston market. This "Product of the Year/Best of Show in 1998", as awarded by Computer Telephony Magazine at the Computer Telephony Expo 1998, along with wireless Ethernet technology enables the NBX 100 to give businesses the ability to consolidate voice, video and data on one single cable. This creates an unprecedented integration between computers, telephone networks and the Internet.

     Under the terms of the 3Com agreement, AirNexus has the non-exclusive rights to license and distribute specific 3Com products in the Houston, Texas and surrounding areas. 3Com may terminate the agreement in certain situations, including breach of the agreement by AirNexus and the failure of AirNexus to purchase a minimum of $200,0000 worth of product per year.

     AirNexus also can, and in the near future intends to, deliver the Tuts system to commercial properties as well as school and small to medium sized businesses as a target market. Recently, AirNexus has signed an agreement to become a re-seller of Cortelco Systems' Millennium PBX, a communication platform that offers state of the art switching and call routing. AirNexus currently has approximately 25 material customers.

Target  Markets

     The target market for AirNexus is businesses with between 20-100 employees. This sector of the market typically does not have a systems manager or network administrator on staff, and due to this, AirNexus believes they are an excellent target candidate for their integrated services. A high percentage of these companies have a network in place and are receptive to new advancements and technology. AirNexus intends to provide this sector with a convenient and easily acceptable avenue to outsource voice, data and Internet services by utilizing the referenced product line and by continually seeking further business solutions that fit the customer profile.

     AirNexus  obtains  leads  for  potential  customers  in  a variety of ways:

-     Manufacturers  provide  leads  from  their  customers
-     Outside  telemarketers  are  utilized
-     Referrals  from  existing  customers
-     Marketing  lists  are  purchased
-     Yellow  Pages  advertising,  and
-     Print  advertising.

All leads are given to individual account managers to follow-up with each customer. Once a customer has agreed to purchase the equipment and services, AirNexus does the installation and provides all the follow-up customer support.

Sales  Strategy

     AirNexus has designed a strategy intended to make them a leader in the telephony marketplace.

- Develop product lines which give clients the latest features at a discount over competing systems.
- Waive activation fees and hardware costs in return for long term contracts.
- Lease-to-own all wireless equipment required to build the network, with terms up to 60 months.
- Develop contracts with commercial management companies to deliver the services to their tenants. This value-added approach allows these management companies the ability to maintain long term occupancy and generate new tenants.
-     Commence  an  advertising  campaign  that  targets  technology  buyers.
- Build an interactive demonstration room that provides potential clients a hands-on approach to the products and services.

AirNexus currently employs 6 employees, all located at their offices at 333 N. Sam Houston Parkway East, Suite 870, Houston, Texas 77060.

INTELLECTUAL  PROPERTY

     We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have no registered trademarks or service marks to date. It may be possible for unauthorized third parties to copy some or all of our products or reverse engineer or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate.

     Other parties may assert, from time to time, infringement claims against us. We may also be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees, if any. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

GOVERNMENTAL  REGULATION

     Because our strategy is to be minority investors in a number of different oil and gas exploration projects, we are not directly subject to industry regulations. Each of the agreements to which we are currently a party provides that the central operator of the project will identify and address any compliance requirements and expenses associated with that particular project. As a result, we do not believe we have any obligations to identify and comply with environmental regulations in our oil and gas business. Because we often are responsible for a pro-rata share of ongoing operating expenses, however, the return on our investment in any particular project may be negatively effected if unforseen environmental or regulatory expenses are incurred.

     Although there are currently few laws and regulations directly applicable to the Internet and e-commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet or e-commerce covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for Internet services may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, operating results and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, operating results and financial condition.

RESEARCH  AND  DEVELOPMENT

     We have not spent any measurable amount of time on research and development activities.

EMPLOYEES

     As of December 31, 1999, Lakota Technologies, Inc. had 3 full-time employees, 2-Infinity had 10 full-time employees, AirNexus had 6 full-time employees, and Lakota Oil had 1 full-time employee. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

     Our principal executive offices, as well as those of 2-Infinity.com, are located at 4828 Loop Central Drive, Suite 150, Houston, Texas 77081, which is occupied under a lease ending June 30, 2002 for $1,668.94 per month. At the end of such term, we believe that we can lease the same or comparable offices at approximately the same monthly rate, however, we can make no guarantees or assurances of that fact.

     AirNexus maintains executive offices located at 333 N. Sam Houston Parkway East, Suite 870, Houston, Texas 77060, which they occupy under a lease ending October 1, 2004 for $5,621.00 per month. At the end of such term, we believe that we can lease the same or comparable offices at approximately the same monthly rate, however, we can make no guarantees or assurances of that fact.

     Lakota Oil maintains executive offices located at 3303 FM 1960 West Suite F, Houston, Texas 77068, which they occupy under a lease ending July 31, 2000 for $495.00 per month. At the end of such term, we believe that we can lease the same or comparable offices at approximately the same monthly rate, however, we can make no guarantees or assurances of that fact.

     The Company maintains offices located at 2849 Paces Ferry Road, Suite 710, Atlanta, Georgia 30339, under a lease ending January 14, 2002 for approximately $2,300 per month.

RISK  FACTORS

In this section we highlight some of the risks associated with Lakota's business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

RISKS RELATED TO OUR OIL AND GAS BUSINESS AS WELL AS OUR INTERNET AND TECHNOLOGY BUSINESS

YOU MAY BE UNABLE TO EFFECTIVELY EVALUATE OUR COMPANY FOR INVESTMENT PURPOSES BECAUSE OUR OIL AND GAS EXPLORATION AND INTERNET TECHNOLOGY BUSINESSES HAVE
EXISTED FOR ONLY A SHORT PERIOD OF TIME. We began in the oil and gas exploration business in 1997, and our Internet and technology subsidiaries have been in operation since early 1999. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

     YOUR INVESTMENT MAY NOT INCREASE IN VALUE UNLESS WE ARE ABLE TO BECOME PROFITABLE. We have incurred losses in our business operation since inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

     WE ARE PRESENTLY IN UNSOUND FINANCIAL CONDITION WHICH MAKES INVESTMENT IN OUR SECURITIES HIGHLY RISKY. Our financial statements include an auditor's report containing a modification regarding an uncertainty about our ability to continue as a going concern. Our financial statements also include an accumulated deficit of $6,367,274 as of September 30, 1999 and other indications of weakness in our present financial position. We have been operating primarily through the issuance of common stock for services by entities, including affiliates, that we could not afford to pay in cash. We are consequently deemed by state securities regulators to presently be in unsound financial condition. No person should invest in this offering unless they can afford to lose their entire investment.

     OUR BUSINESS DEPENDS ON A FEW KEY INDIVIDUALS AND MAY BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO KEEP OUR KEY PERSONNEL. Our future success depends in large part on the skills, experience and efforts of our key marketing and management personnel. The loss of the continued services of any of these individuals could have a very significant negative effect on our business. In particular, we rely upon the experience of Majed Jalali and Patrick "Cody" Morgan, our chief executive officer and secretary, respectively. We do not currently maintain a policy of key man life insurance on any of our employees or management team.

     OUR BUSINESS PLAN REQUIRES ADDITIONAL PERSONNEL AND MAY BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO HIRE AND RETAIN NEW SKILLED PERSONNEL. Qualified personnel are in great demand throughout the software and Internet start-up industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel, web designers, software engineers and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could hurt our business, operating results and financial condition.

     OUR TECHNOLOGY BUSINESSES OWN PROPRIETARY TECHNOLOGY AND OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT THAT TECHNOLOGY. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition. We have relied primarily on the use of trade secrets to protect our proprietary technology, which may be inadequate. We do not know whether we will be able to defend our proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

     WE WILL INCUR SIGNIFICANT EXPENSES IF OTHER COMPANIES CLAIM WE HAVE INFRINGED ON THEIR PROPRIETARY RIGHTS. Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third party proprietary rights. If we were to discover that any of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful. We do not conduct comprehensive searches to determine whether the technology used in our products infringes patents, trademarks, tradenames or other protections held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

     IF WE ARE UNABLE TO RAISE SUFFICIENT CAPITAL IN THE FUTURE, WE MAY NOT BE ABLE TO STAY IN BUSINESS. Currently, our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to promote our products and services, engage in and exploit potential business opportunities and otherwise maintain our competitive position. Since we intend to grow our business rapidly, it is certain that we will require additional capital. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business may be seriously harmed or even terminated.

     WE COULD LOSE REVENUE AND INCUR SIGNIFICANT COSTS IF OUR COMPUTER SYSTEMS OR THE COMPUTER SYSTEMS OF THIRD-PARTIES ARE NOT YEAR 2000 COMPLIANT. Many currently installed computer systems and software products accept only two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which a system or software might consider to be the year 1900 rather than the year 2000. This error could result in system failures, delays or miscalculations that disrupt our operations. The failure of our internal systems, or any material third-party systems, to be year 2000 compliant could result in significant liabilities and could seriously harm our business. We have conducted a review of our business systems, including our computer systems. We have taken steps to remedy potential problems, but have not yet developed a comprehensive year 2000 contingency plan. There can be no assurance that we will identify all year 2000 problems in our computer systems before they occur or that we will be able to remedy any problems that are discovered. We have also queried many of our customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. We have received responses from several of these parties, but there can be no assurance that we will identify all such year 2000 problems in the computer systems of our customers, vendors or resellers before they occur or that we will be able to remedy any problems that are discovered. Our efforts to identify and address year 2000 problems, and the expenses we may incur as a result of such problems, could have a material adverse effect on our business, financial condition and results of operations. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by year 2000 problems, which could cause fluctuations in our revenue. If we fail to identify and remedy year 2000 problems, we could also be at a competitive disadvantage relative to companies that have corrected such problems. Any of these outcomes could have significant adverse effects on our business, financial condition and results of operations.

     WE MAY NOT HAVE SUFFICIENT INTEREST IN OUR INTERNET BUSINESSES TO MAKE MONEY. If the market for the services offered by 2-Infinity.com, Inc. and AirNexus, Inc. do not grow at a significant rate, our business, operating results and financial condition will be negatively affected. Our Internet-related services are a relatively new concept. Future demand for recently introduced technologies is highly uncertain, and therefore we cannot guaranty that our business will grow as we expect.

     OUR INTERNET BUSINESSES ARE IN HIGHLY COMPETITIVE INDUSTRIES, AND THUS THERE MAY NOT BE ENOUGH DEMAND FOR OUR PRODUCTS OR SERVICES FOR US TO MAKE MONEY. There are numerous competitors offering the services of 2-Infinity.com, Inc. and AirNexus, Inc. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to enter into such strategic or commercial relationships on more favorable terms. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. Increased competition may result in reduced operating margins and loss of market share.

     REVENUES FROM OUR INTERNET BUSINESSES WILL BE LESS LIKELY TO DEVELOP IF THE INTERNET DOES NOT REMAIN A VIABLE COMMERCIAL MARKETPLACE. Our ability to generate revenues is substantially dependent upon continued growth in the use of the Internet and the infrastructure for providing Internet access and carrying Internet traffic. We don't know if the necessary infrastructure or complementary products will be developed or that the Internet will prove to be a viable commercial marketplace. To the extent that the Internet continues to experience significant growth in the level of use and the number of users, we cannot guaranty that the infrastructure will continue to be able to support the demands placed upon it by such potential growth. In addition, delays in the development or adoption of new standards or protocols required to handle levels of Internet activity, or increased governmental regulation may restrict the growth of the Internet. If the necessary infrastructure or complementary products and services are not developed or if the Internet does not become a viable commercial marketplace, our business, operating results and financial condition would be negatively affected.

     WE MAY INCUR A LOSS OF REVENUES AND SIGNIFICANT COSTS IF WE CANNOT MAINTAIN THE SECURITY OF OUR INTERNET PRODUCTS AND SERVICES. Internet companies rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by companies to protect consumer's transaction data. If any such compromise of this security were to occur, it could have a material adverse effect on our potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, or personal data information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be sure that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.


RISKS  RELATED  TO  OUR  OIL  AND  GAS  EXPLORATION  BUSINESS

     OUR REVENUES MAY VARY WIDELY BECAUSE OIL AND GAS PRICES ARE HIGHLY VOLATILE. A portion of our future potential revenue is dependent on the prevailing market price for oil and gas. The prices for oil and gas historically have been volatile and are subject to wide fluctuations in response to changes in the supply of and demand for oil and gas, market uncertainties and a variety of additional factors beyond our control. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulation, political conditions in the Middle East, the foreign supply of oil and gas, the price and availability of alternative fuels and overall oil and gas market conditions. It is impossible to predict future oil and gas price movements with any certainty. Any substantial or extended decline in the price of oil and gas would have a negative effect on our financial condition and results of operations, as well as reduce the amount of our oil and gas that we can produce economically.

     IF LOCAL OPERATORS DO NOT EFFECTIVELY MANAGE OUR PROPERTIES, WE MAY SUFFER A LOSS OF REVENUES OR SIGNIFICANT ADDITIONAL EXPENSES. None of our oil and gas properties are operated by us. As a result, we have limited control over the manner in which operations are conducted on such properties, including the safety and environmental standards. Under the terms of the operating agreements governing operations on the properties in which we have an interest, we do not have any measurable influence or control over the nature and timing of exploration and development activities. As a result, the operators of such properties could undertake exploration or development projects at a time when we and our joint partners do not have the funds required to finance our share of the costs of such projects. In such event, in accordance with the operating agreements relating to properties in which we have an interest, the other parties to such agreements who fund their share of the cost of such a project are generally entitled to receive all cash flow from such project, subject to rights of third party royalty or other interest owners, until they have recovered a multiple of the costs of such project prior to our receipt of any production or revenues from such project or, in the event drilling is necessary to maintain leasehold interests, we may be required to forfeit our interests in such projects. Conversely, the operators of such properties could refuse to initiate exploration or development projects, in which case we would be required to propose such activities and may be required to proceed with such activities at much higher levels of participation than expected and without receiving any funding from the other interest owners or the operators may initiate exploration or development projects on a slower schedule than we prefer. Any of these events could have a significant effect on our anticipated exploration and development activities and financing thereof.

     OUR REVENUES AND PROFITABILITY WILL BE NEGATIVELY AFFECTED IF THERE ARE OPERATIONAL ACCIDENTS OR OTHER UNFORSEEN LIABILITIES. Our operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. These risks could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. In accordance with customary industry practice, we are not fully insured against all risks incident to its business. Because of the nature of industry hazards, it is possible that liabilities for pollution and other damages arising from a major occurrence could exceed insurance coverage or policy limits. Any such liabilities could have a materially adverse effect on our operations and profitability.

     OUR SELECTION PROCESS FOR OIL AND GAS INVESTMENTS MAY RESULT IN PROPERTIES THAT ARE UNPRODUCTIVE. We intend to continue acquiring oil and gas properties. Although we perform a review of the properties to be acquired that we believe is consistent with industry practices, our reviews are inherently incomplete. Generally, it is not feasible to review in-depth every individual property involved in each acquisition. Ordinarily, we will focus its review efforts on the higher-valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Furthermore, we must rely on information, including financial, operating and geological information, provided by the seller of the properties without being able to verify fully all such information and without the benefit of knowing the history of operations of all such properties.

     DUE  TO  RISKS  BEYOND  OUR CONTROL, A SIGNIFICANT AMOUNT OF CAPITAL MAY BE
LOST ON INVESTMENTS THAT UNPRODUCTIVE. A high degree of risk of loss of invested capital exists in almost all exploration and development activities which we undertake. No assurance can be given that oil or gas will be discovered to replace reserves currently being developed, produced and sold, or that if oil or gas reserves are found, they will be of a sufficient quantity to enable us to recover the substantial sums of money incurred in their acquisition, discovery and development. Drilling activities are subject to numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain. Our operations may be curtailed, delayed or cancelled as a result of numerous factors including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. The availability of a ready market for the our gas production depends on a number of factors, including, without limitation, the demand for and supply of natural gas, the proximity of gas reserves to pipelines, the capacity of such pipelines and government regulations.

     IF GOVERNMENTAL REGULATIONS CHANGE, WE MAY INCUR SUBSTANTIAL INCREASED EXPENSES. Our oil and gas business is subject to a number of federal, state and local laws and regulations relating to the exploration for and development and production of oil and gas, as well as environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance with such requirements and their effect on us.


RISKS  RELATED  TO  THIS  OFFERING  AND  OWNERSHIP  OF  OUR  STOCK.

     OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITHOUT SHAREHOLDER CONSENT AND DILUTE OR OTHERWISE SIGNIFICANTLY AFFECT THE RIGHTS OF EXISTING SHAREHOLDERS. Our articles of incorporation provide that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our shareholders. The board of directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock. We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholder or unless the issuance is approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our legal counsel or independent legal counsel.

     YOU MAY NOT BE ABLE TO SELL YOUR STOCK, OR MAY BE FORCED TO SELL AT REDUCED PRICES, BECAUSE THE MARKET FOR OUR COMMON STOCK IS VERY VOLATILE. Our stock is presently trading on the OTC bulletin board maintained by Nasdaq under the symbol LAKO. Nevertheless, there has been limited volume in trading in the public market for the common stock, and there can be no assurance that a more active trading market will develop or be sustained. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.

     YOU MAY NOT BE ABLE TO SELL YOUR SHARES BECAUSE OF THE PENNY-STOCK RULES. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has

- net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,

- net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or

- average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     FORWARD LOOKING STATEMENTS. Except for historical information, the discussion in this registration statement contains some forward-looking statements that involve risks and uncertainties. These statements may refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of the words such as expect, anticipate, believe, intend, plan and similar expressions. Our actual results could differ materially from those anticipated in such forward-looking statements.

     USE  OF  PROCEEDS

Lakota will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with Lakota for services they provided to Lakota. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of January 31, 2000, the number of Shares 0 owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.







                   NUMBER OF     NUMBER OF                                   % of SHARES
                    SHARES        SHARES           NUMBER OF                 OWNED BY
SELLING             OWNED        REGISTERED BY    SHARES OWNED               SHAREHOLDER
SHAREHOLDERS       BEFORE SALE    PROSPECTUS       AFTER SELL                 AFTER SALE
-----------------  -----------   ----------------  --------------            -----------

Ken Honeyman (1)      6,676,429         3,000,000    3,676,429                   6.07%

Howard Wilson (1)     4,329,643         1,000,000    3,329,643                   5.50%

John B. Hayes         4,800,000         2,500,000    2,300,000                   3.80%

Michael Omer            475,000           475,000      - 0 -                     0.00%

Brent Cavasos         1,100,385           605,000      495,385                   0.82%

Vincent Jalali          100,000           100,000      - 0 -                     0.00%

Pat Morgan              100,000           100,000      - 0 -                     0.00%

Al Cooper               100,000           100,000      - 0 -                     0.00%


(1) Each of Mr. Honeyman and Mr. Wilson have been issued 1,000,000 shares of Lakota common stock which is being held in escrow by the Company's legal counsel. Each of Mr. Honeyman and Mr. Wilson will be required to retire the shares in the event they receive the sum of $100,000 by March 1, 2000 per the terms of their Agreement and General Mutual Release, as amended.


                              PLAN OF DISTRIBUTION


The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California. M. Richard Cutler, the sole shareholder of MRC Legal Services Corporation which does business as the Cutler Law Group, holds 1,330,000 shares of the Company's Common Stock. Employees of the Cutler Law Group hold 630,000 shares of the Company's Common Stock.


                                     EXPERTS

The balance sheets as of December 31, 1998 and June 30, 1999 and the statements of operations, shareholders' equity and cash flows for the periods ended December 31, 1998 and June 30, 1999 of Lakota Technologies, Inc., have been incorporated by reference in this Registration Statement in reliance on the report of Jones, Jensen & Company, LLC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             PART  II

     INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i)     Registrant's  Form  S-8,  filed with the Commission on January 20, 2000.

(ii) Registrant's Form 8-K for an event on January 18, 2000, filed with the Commission on January 18, 2000.

(iii) Registrant's Form 10-SB (in the name of AGM, Inc., the Company's reporting predeceesor), filed with the Commission on October 26, 1999.

(iv) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Cutler Law Group, counsel to the Company. MRC Legal Services Corporation does business as Cutler Law Group. M. Richard Cutler, the sole shareholder of MRC Legal Services Corporation which does business as the Cutler Law Group, holds 1,330,000 shares of the Company's Common Stock. Employees of the Cutler Law Group hold 630,000 shares of the Company's Common Stock.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Colorado and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

     The Shares were issued for employment services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

Exhibit  No.    Description
 ----------     -----------

5               Opinion  of  Cutler  Law  Group  with respect to legality of the securities  of  the  Registrant  begin  registered
10.1            Agreement  and  General  Mutual Release dated January 6, 2000 for  Ken  Honeyman.
10.2 Addendum to Agreement and General Mutual Release and Escrow Agreement for Ken Honeyman dated January 20, 2000.
10.3            Agreement  and  General  Mutual Release dated January 6, 2000 for  Howard  Wilson.
10.4 Addendum to Agreement and General Mutual Release and Escrow Agreement for Howard Wilson dated January 20, 2000.
10.5            Escrow  Agreement  dated  January  6,  2000.
10.6 Agreement and General Mutual Release dated February 3, 2000 for John B. Hayes.
10.7            Letter Agreement dated January 24, 2000 with Michael Omer
10.8            Letter Agreement dated January 24, 2000 with Brent Cavasos
10.9            Letter Agreement dated January 24, 2000 with Vincent Jalali
10.10           Consulting Agreement dated January 12, 2000 with Patsy Morgan
10.11           Consulting Agreement dated January 12, 2000 with Allan Cooper
23.1            Consent  of  Jones,  Jensen  &  Company,  Certified  Public
                Accountants
23.2            Consent of Cutler Law Group (contained in opinion to be filed as  Exhibit  5)

________________________


ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 9, 2000.


                                Lakota  Technologies,  Inc.

                                /s/  Majed  Jalali

                                By:  Majed  Jalali,  Chief  Executive  Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




/s/  Majed Jalali                         Chairman, Chief Executive Officer, and
                                          Chief  Financial  Officer
_____________________


/s/  Patrick  "Cody"  Morgan               Director  and  Secretary

______________________